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                                                                    Exhibit 99.1

News Release
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Media Contact:               Clarence Ehlers
                             (219) 273-7327

Analyst/Investor Contact:    Joseph A. Rainis
                             (219) 273-7158



           NEW NATIONAL STEEL SHINGLES FIGHT CORROSION WITH TEFLON(R)


Mishawaka, IN, October 11, 1999 -- National Steel Corporation (NYSE: NS) is introducing metallic-coated steel shingles with DuPont Teflon(R) brand surface protection.

Under a development agreement with DuPont, Wilmington, Delaware, National Steel has the exclusive use of the Teflon(R) brand for surface protection for steel shingles. "We believe that National Steel is uniquely positioned to take advantage of developments with Teflon(R) for their new shingles," said Warren Bowman, market development manager for DuPont surface protection.

"Teflon(R) coating provides superior protection and incredible brand awareness. By combining the strength of steel, the corrosion resistance of the metallic coating and the surface protection of Teflon(R), National Steel is introducing a shingle designed to meet the needs of the consumer," said Michael Scott, general manager of National Steel's construction marketing and sales group. Teflon(R) surface protection is applied as a continuous fluropolymer film and is so rugged that it isn't damaged during forming of the shingle.

National Steel expects that steel shingles protected with Teflon(R) will find broad use in both residential and commercial buildings. With Teflon(R), they will keep their appearance for extended periods in virtually any environment.

Teflon(R) surface protection is highly resistant to weathering, including UV attack and acid rain, and is unaffected by many chemicals and solvents. It is also resistant to abrasion. Rain washes most soil off Teflon(R), and it is not subject to mildew.

DuPont is a science company, delivering science-based solutions that make a difference in people's lives in food and nutrition; health care; apparel; home and construction; electronics; and transportation. Founded in 1802, the company operates in 65 countries and has 92,000 employees.

Headquartered in Mishawaka, Indiana, National Steel Corporation is the nation's fourth largest integrated steel company, with annual shipments of approximately six million tons of flat-rolled products. National Steel employs approximately 9,200 employees. Visit National Steel's website at: www.nationalsteel.com.